Exhibit 99.1

Contacts: Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL
REPORTS SECOND QUARTER 2013 RESULTS;
RAISES 2013 OUTLOOK

July 24, 2013 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended June 30, 2013.
"We had an excellent second quarter, producing AFFO per share of $1.04, up 41% over the same quarter last year," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "In addition, we saw a significant increase in leasing activity as all four major carriers in the US continued upgrading their networks for LTE and capacity enhancements. In fact, revenue from tenant additions approximately doubled in the second quarter of 2013, compared to the second quarter of 2012, reflecting the shift in activity towards network densification as carriers strive to improve network quality and to add capacity through cell-splitting to meet the increasing demand for mobile technology."

CONSOLIDATED FINANCIAL RESULTS
Total revenue for the second quarter of 2013 increased 26% to $735 million from $586 million for the same period in 2012. Site rental revenue for the second quarter of 2013 increased $99 million, or 19%, to $617 million from $518 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $52 million, or 13%, to $438 million in the second quarter of 2013 from $386 million in the same period in 2012. Adjusted EBITDA for the second quarter of 2013 increased $66 million, or 17%, to $444 million from $379 million in the same period in 2012.
Funds from Operations ("FFO") increased 41% to $276 million in the second quarter of 2013, compared to $195 million in the second quarter of 2012. FFO per share increased 40% to $0.94 in the second quarter of 2013, compared to $0.67 in the second quarter of 2012. Adjusted Funds from Operations ("AFFO") increased 41% to $304 million in the second quarter of 2013, compared to $215 million in the second quarter

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of 2012. AFFO per share increased 41% to $1.04 in the second quarter of 2013, compared to $0.74 in the second quarter of 2012.
Income before income taxes for the second quarter of 2013 was $90 million, compared to $49 million for the same period in 2012. Net income attributable to CCIC stockholders for the second quarter of 2013 was $52 million, inclusive of the negative impact of the provision for income taxes of $37 million, compared to $116 million of net income, inclusive of a non-cash benefit for income taxes of $68 million, for the same period in 2012. Net income attributable to CCIC stockholders per common share was $0.18 for the second quarter of 2013, compared to $0.40 per common share in the second quarter of 2012.
Adjusted EBITDA in the second quarter of 2013 exceeded the high-end of second quarter Outlook (previously issued on April 24, 2013) by $13 million, primarily due to significantly higher than expected service gross margin contribution and $2 million of non-recurring site rental revenues which were not previously contemplated in the Outlook. In addition, AFFO exceeded the high-end of Outlook by $25 million, due to the aforementioned items in Adjusted EBITDA and higher than expected contributions related to reimbursements for wireless infrastructure expenditures necessary to accommodate carrier equipment which is directly related to the increase in leasing activity.

FINANCING AND INVESTING ACTIVITIES
"We had a terrific quarter exceeding our expectations for site rental gross margin, Adjusted EBITDA and AFFO," stated Jay Brown, Crown Castle's Chief Financial Officer.  "As a result of our strong results in the second quarter and the significant increase in new leasing activity, we have increased our full year 2013 Outlook, which now suggests annual site rental revenue and AFFO per share growth of 17% and 35%, respectively. In addition, we continued to invest in activities we believe will maximize long-term AFFO per share, including purchases of our common shares and the construction of small cell networks."
During the second quarter of 2013, Crown Castle invested approximately $138 million in capital expenditures, comprised of $27 million of land purchases, $10 million of sustaining capital expenditures and $101 million of revenue generating capital expenditures (inclusive of $66 million on existing sites and $35 million on the construction of new sites, primarily small cell networks).
Further, during the second quarter of 2013, Crown Castle purchased 1.1 million of its common shares using $75 million in cash at an average price of $70 per share. Diluted common shares outstanding at June 30, 2013 were 291.8 million. Since January 2003, Crown Castle has spent $2.8 billion to purchase 101.8 million of its common shares and potential shares, at an average price of $27.45 per share.

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Additionally, during the second quarter, Crown Castle refinanced its existing $1.58 billion Term Loan B and effectively lowered the rate on the loan by 75 basis points, saving approximately $12 million in annual interest expense.  The maturity and terms of the loan remained unchanged.
Also during the second quarter, Crown Castle started preparing in earnest for an anticipated future REIT conversion. Crown Castle engaged accounting and legal advisers to assist in this effort. Crown Castle expects to convert to a REIT no later than the utilization of its remaining net operating losses (currently approximately $2.7 billion).

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
As reflected in the table below, Crown Castle has increased the midpoint of its full year 2013 Outlook (previously issued on April 24, 2013) for site rental gross margin by $6 million, Adjusted EBITDA by $28 million, and AFFO by $61 million.
The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.91 US dollars and 0.96 US dollars to 1.0 Australian dollar for third quarter and full year 2013 Outlook, respectively. As a result, Crown Castle has decreased its expected contribution from its Australian operations for full year 2013 Outlook by approximately $8 million for site rental revenue and $6 million for Adjusted EBITDA and AFFO.
The following table sets forth Crown Castle's current Outlook for third quarter 2013 and full year 2013:

(in millions, except per share amounts)	Third Quarter 2013	Full Year 2013
Site rental revenues	$617 to $622	$2,471 to $2,481
Site rental cost of operations	$179 to $184	$711 to $721
Site rental gross margin	$437 to $442	$1,755 to $1,765
Adjusted EBITDA	$436 to $441	$1,750 to $1,760
Interest expense and amortization of deferred financing costs(a)	$138 to $143	$581 to $591
FFO	$270 to $275	$1,022 to $1,032
AFFO	$299 to $304	$1,187 to $1,197
AFFO per share(b)	$1.02 to $1.04	$4.07 to $4.10
Net income (loss)	$28 to $68	$116 to $212
Net income (loss) per share - diluted(b)	$0.10 to $0.23	$0.40 to $0.73

(a)	See the reconciliation of "Components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	Based on 291.8 million diluted shares outstanding as of June 30, 2013.

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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 25, 2013, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 480-629-9722 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Thursday, July 25, 2013, through 11:59 p.m. Eastern Time on August 1, 2013, and may be accessed by dialing 303-590-3030 using access code 4627804. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 98 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 30,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, Funds from Operations and Adjusted Funds from Operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.
Our measures of Adjusted EBITDA, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.
Adjusted EBITDA, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.
Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.
Funds from Operations. Crown Castle defines Funds from Operations as net income plus adjusted tax provision plus real estate depreciation, amortization and accretion.
Adjusted Funds from Operations. Crown Castle defines Adjusted Funds from Operations as Funds from Operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts, and interest rate swaps, other (income) and expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, asset write-down charges and less capital improvement capital expenditures and corporate capital expenditures.
Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended June 30, 2013 and 2012 is computed as follows:

	For the Three Months Ended
	June 30, 2013	June 30, 2012
(in millions)
Net income (loss)	$53.4	$117.1
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.1	3.6
Acquisition and integration costs	7.2	7.5
Depreciation, amortization and accretion	190.7	152.5
Amortization of prepaid lease purchase price adjustments	3.9	3.9
Interest expense and amortization of deferred financing costs	140.3	144.9
Gains (losses) on retirement of long-term obligations	0.6	7.5
Interest income	(0.3)	(0.4)
Other income (expense)	(0.5)	2.2
Benefit (provision) for income taxes	36.6	(68.4)
Stock-based compensation expense	9.6	8.0
Adjusted EBITDA	$444.4	$378.5

Adjusted EBITDA for the quarter ending September 30, 2013 and the year ending December 31, 2013 is forecasted as follows:

	Q3 2013	Full Year 2013
(in millions)	Outlook	Outlook
Net income (loss)	$28 to $68	$116 to $212
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $4	$8 to $18
Acquisition and integration costs	$1 to $5	$9 to $19
Depreciation, amortization and accretion	$189 to $194	$749 to $769
Amortization of prepaid lease purchase price adjustments	$3 to $5	$14 to $16
Interest expense and amortization of deferred financing costs(a)	$138 to $143	$581 to $591
Gains (losses) on retirement of long-term obligations	$0 to $0	$36 to $36
Interest income	$(1) to $1	$(2) to $0
Other income (expense)	$1 to $3	$3 to $5
Benefit (provision) for income taxes	$31 to $42	$111 to $136
Stock-based compensation expense	$9 to $11	$39 to $44
Adjusted EBITDA	$436 to $441	$1,750 to $1,760

(a)	See the reconciliation of "Components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

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FFO and AFFO for the quarter ending September 30, 2013 and the year ending December 31, 2013 is forecasted as follows:

	Q3 2013	Full Year 2013
(in millions)	Outlook	Outlook
Net income	$28 to $68	$116 to $212
Adjusted tax provision (a)	$29 to $40	$104 to $129
Real estate related depreciation, amortization and accretion	$187 to $190	$738 to $753
FFO	$270 to $275	$1,022 to $1,032

FFO (from above)	$270 to $275	$1,022 to $1,032
Adjustments to increase (decrease) FFO:
Straight-line revenue (b)	$(25) to $(20)	$(108) to $(93)
Straight-line expense	$18 to $23	$77 to $92
Stock-based compensation expense	$9 to $11	$39 to $44
Non-real estate related depreciation, amortization and accretion	$2 to $4	$11 to $16
Amortization of deferred financing costs, debt discounts and interest rate swaps	$19 to $23	$93 to $104
Other (income) expense	$1 to $3	$3 to $5
Gains (losses) on retirement of long-term obligations	$0 to $0	$36 to $36
Acquisition and integration costs	$1 to $5	$9 to $19
Asset write-down charges	$2 to $4	$8 to $18
Capital improvement capital expenditures	$(8) to $(6)	$(21) to $(19)
Corporate capital expenditures	$(4) to $(2)	$(19) to $(17)
AFFO	$299 to $304	$1,187 to $1,197
Weighted average common shares outstanding — diluted (c)	291.8	291.8
AFFO per share	$1.02 to $1.04	$4.07 to $4.10

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b) Q3 2013 Outlook includes a net benefit of between approximately $27 million and $32 million, comprised of prepaid rents expected to be received during Q3 2013 of between approximately $43 million and $48 million less amortization of prepaid rents received in the current and prior periods of between $13 million and $18 million. Full year 2013 Outlook includes a net benefit of between approximately $101 million and $116 million, comprised of prepaid rents expected to be received during full year 2013 of between approximately $167 million and $182 million less amortization of prepaid rents received in the current and prior periods of between $56 million and $71 million. Crown Castle amortizes prepaid rent over the term of its leases.

(c)	Based on diluted shares outstanding as of June 30, 2013.

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FFO and AFFO for the three months ended June 30, 2013 and 2012 are computed as follows:

	For the Three Months Ended
(in millions)	June 30, 2013	June 30, 2012
Net income	$53.4	$117.1
Adjusted tax provision (a)	34.8	(69.1)
Real estate related depreciation, amortization and accretion	188.0	147.3
FFO	$276.2	$195.3
Weighted average common shares outstanding — diluted	292.7	291.2
FFO per share	$0.94	$0.67

FFO (from above)	276.2	195.3
Adjustments to increase (decrease) FFO:
Straight-line revenue (b)	(25.9)	(44.7)
Straight-line expense	20.6	13.1
Stock-based compensation expense	9.6	8.0
Non-real estate related depreciation, amortization and accretion	2.6	5.2
Amortization of deferred financing costs, debt discounts and interest rate swaps	20.6	24.3
Other (income) expense	(0.5)	2.2
Gains (losses) on retirement of long-term obligations	0.6	7.5
Acquisition and integration costs	7.2	7.5
Asset write-down charges	3.1	3.6
Capital improvement capital expenditures	(2.4)	(4.0)
Corporate capital expenditures	(7.8)	(3.3)
AFFO	$303.9	$214.8
Weighted average common shares outstanding — diluted	292.7	291.2
AFFO per share	$1.04	$0.74

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b)
Q2 2013 includes a net benefit of $31 million, comprised of prepaid rents received during Q2 2013 of $46 million less amortization of prepaid rents received in Q2 2013 and prior periods of $15 million. Q2 2012 includes a net benefit of $16 million, comprised of prepaid rents received during Q2 2012 of $26 million less amortization of prepaid rents received in Q2 2012 and prior periods of $10 million. Crown Castle amortizes prepaid rent over the term of its leases.

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FFO and AFFO for the year ended December 31, 2012 are computed as follows:

For the Year Ended
(in millions)	December 31, 2012
Net income	$200.9
Adjusted tax provision (a)	(106.7)
Real estate related depreciation, amortization and accretion	601.4
FFO	$695.5
Weighted average common shares outstanding — diluted	291.3
FFO per share	$2.39

FFO (from above)	695.5
Adjustments to increase (decrease) FFO:
Straight-line revenue(b)	(175.5)
Straight-line expense	54.1
Stock-based compensation expense	47.4
Non-real estate related depreciation, amortization and accretion	21.2
Amortization of deferred financing costs, debt discounts and interest rate swaps	109.3
Other (income) expense	5.4
Gains (losses) on retirement of long-term obligations	132.0
Net gain (loss) on interest rate swaps	—
Acquisition and integration costs	18.3
Asset write-down charges	15.5
Capital improvement capital expenditures	(21.6)
Corporate capital expenditures	(15.5)
AFFO	$886.1
Weighted average common shares outstanding — diluted	291.3
AFFO per share	$3.04

(a)
Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(b)
Inclusive of a net benefit of $76 million, comprised of prepaid rents received during year ending December 31, 2012 of $117 million less amortization of prepaid rents received in the year ending December 31, 2012 and prior periods of $42 million. Crown Castle amortizes prepaid rent over the term of its leases.

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended June 30, 2013 and 2012 are as follows:

	For the Three Months Ended
(in millions)	June 30, 2013	June 30, 2012
Interest expense on debt obligations	$119.7	$120.6
Amortization of deferred financing costs	5.0	5.3
Amortization of adjustments on long-term debt	(1.0)	3.0
Amortization of interest rate swaps(a)	16.2	16.3
Other, net	0.3	(0.2)
Interest expense and amortization of deferred financing costs	$140.3	$144.9

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

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The components of interest expense and amortization of deferred financing costs for the quarter ending September 30, 2013 and the year ending December 31, 2013 are forecasted as follows:

	Q3 2013	Full Year 2013
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$119 to $121	$483 to $493
Amortization of deferred financing costs	$5 to $6	$23 to $25
Amortization of adjustments on long-term debt	$(1) to 0	$8 to $10
Amortization of interest rate swaps (a)	$15 to $17	$62 to $67
Other, net	$0 to $0	$0 to $2
Interest expense and amortization of deferred financing costs (b)	$138 to $143	$581 to $591

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

(b)	Full year 2013 is inclusive of $16.5 million of non-cash expense related to the 9% senior notes and the 7.75% secured notes that were retired in January 2013.

Debt balances and maturity dates as of June 30, 2013:

(in millions)
	Face Value	Final Maturity
Revolver	$1,046.0	January 2017
Term Loan A	468.8	January 2017
Term Loan B	1,576.1	January 2019
7.125% Senior Notes Due 2019	500.0	November 2019
5.25% Senior Notes	1,649.9	January 2023
2012 Senior Notes(a)	1,500.0	2017/2023
Senior Secured Notes, Series 2009-1(b)	189.1	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(c)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	287.4	November 2040
Capital Leases and Other Obligations	113.3	Various
Total Debt	$10,780.6
Less: Cash and Cash Equivalents(f)	$126.9
Net Debt	$10,653.7

(a)	The 2012 Senior Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(b)
The Senior Secured Notes, Series 2009-1 consist of $119.1 million of principal as of June 30, 2013 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)
The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

Sustaining capital expenditures for the three months ended June 30, 2013 and 2012 is computed as follows:

	For the Three Months Ended
(in millions)	June 30, 2013	June 30, 2012
Capital Expenditures	$138.5	$94.6
Less: Land purchases	26.9	29.1
Less: Tower improvements and other	66.7	30.4
Less: Construction of towers	34.8	27.9
Sustaining capital expenditures	$10.2	$7.3

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) carrier network strategies, (ii) demand for mobile technology and our sites and services, (iii) new leasing activity and application volume, including the impact on our results and operations which may be derived therefrom, (iv) our investments and the potential benefits which may be derived therefrom, (v) our potential conversion to a REIT, including the timing thereof, (vi) currency exchange rates, (vii) site rental revenues, (viii) site rental cost of operations, (ix) site rental gross margin and services gross margin, (x) Adjusted EBITDA, (xi) interest expense and amortization of deferred financing costs, (xii) FFO, (xiii) AFFO, including on a per share basis, (xiv) net income (loss), including on a per share basis, (xv) prepaid rents, (xvi) our common shares outstanding, including on a diluted basis and (xvii) the utility of certain financial measures in analyzing our results.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our wireless infrastructure, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, and other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations and financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

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Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this press release, the term "including", and any variation thereof, means "including, without limitation."

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$126,886	$441,364
Restricted cash	161,541	575,938
Receivables, net	201,028	192,833
Deferred income tax assets	182,053	193,420
Other current assets	208,558	177,769
Total current assets	880,066	1,581,324
Deferred site rental receivables, net	977,498	864,819
Property and equipment, net	6,892,277	6,917,531
Goodwill	3,138,018	3,119,957
Other intangible assets, net	2,852,434	2,941,696
Deferred income tax assets	26,059	33,914
Long-term prepaid rent, deferred financing costs and other assets, net	626,233	629,468
Total assets	$15,392,585	$16,088,709

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$304,765	$308,675
Deferred revenues	242,420	241,127
Current maturities of debt and other obligations	97,013	688,056
Total current liabilities	644,198	1,237,858
Debt and other long-term obligations	10,691,509	10,923,186
Deferred income tax liabilities	110,756	65,830
Below-market tenant leases, deferred ground lease payable and other liabilities	1,021,230	910,571
Total liabilities	12,467,693	13,137,445
CCIC Stockholders' equity	2,911,472	2,938,746
Noncontrolling interest	13,420	12,518
Total equity	2,924,892	2,951,264
Total liabilities and equity	$15,392,585	$16,088,709

News Release continued:	Page 14

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenues:
Site rental	$616,849	$517,588	$1,232,264	$1,015,117
Network services and other	118,079	67,923	242,724	122,139
Net revenues	734,928	585,511	1,474,988	1,137,256
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	179,015	131,571	356,621	254,442
Network services and other	70,199	40,262	147,576	71,783
General and administrative	54,790	47,078	113,035	98,079
Asset write-down charges	3,097	3,646	6,812	6,690
Acquisition and integration costs	7,215	7,495	8,817	9,175
Depreciation, amortization and accretion	190,651	152,482	377,110	291,882
Total operating expenses	504,967	382,534	1,009,971	732,051
Operating income (loss)	229,961	202,977	465,017	405,205
Interest expense and amortization of deferred financing costs	(140,256)	(144,940)	(304,625)	(282,412)
Gains (losses) on retirement of long-term obligations	(577)	(7,518)	(36,486)	(14,586)
Interest income	328	382	625	736
Other income (expense)	507	(2,249)	(122)	(3,326)
Income (loss) before income taxes	89,963	48,652	124,409	105,617
Benefit (provision) for income taxes	(36,587)	68,432	(54,295)	61,737
Net income (loss)	53,376	117,084	70,114	167,354
Less: Net income (loss) attributable to the noncontrolling interest	1,017	1,071	2,293	1,310
Net income (loss) attributable to CCIC stockholders	52,359	116,013	67,821	166,044
Dividends on preferred stock	—	—	—	(2,629)
Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$52,359	$116,013	$67,821	$163,415

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.18	$0.40	$0.23	$0.57
Diluted	$0.18	$0.40	$0.23	$0.57

Weighted average common shares outstanding (in thousands):
Basic	291,225	290,649	291,164	287,781
Diluted	292,706	291,203	292,570	289,029

News Release continued:	Page 15

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$70,114	$167,354
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	377,110	291,882
Gains (losses) on retirement of long-term obligations	36,486	14,586
Amortization of deferred financing costs and other non-cash interest	57,471	48,780
Stock-based compensation expense	19,472	17,105
Asset write-down charges	6,812	6,690
Deferred income tax benefit (provision)	50,143	(65,544)
Other adjustments, net	1,291	(41)
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	82,652	(7,583)
Decrease (increase) in assets	(141,524)	(148,887)
Net cash provided by (used for) operating activities	560,027	324,342
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(27,280)	(1,199,316)
Capital expenditures	(254,820)	(159,697)
Other investing activities, net	6,644	1,188
Net cash provided by (used for) investing activities	(275,456)	(1,357,825)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	30,941	2,100,000
Proceeds from issuance of capital stock	—	238
Principal payments on debt and other long-term obligations	(51,085)	(34,744)
Purchases and redemptions of long-term debt	(675,480)	(699,486)
Purchases of capital stock	(98,867)	(35,673)
Borrowings under revolving credit facility	48,000	—
Payments under revolving credit facility	(255,000)	(251,000)
Payments for financing costs	(5,654)	(40,237)
Net decrease (increase) in restricted cash	411,048	12,620
Dividends on preferred stock	—	(2,481)
Net cash provided by (used for) financing activities	(596,097)	1,049,237
Effect of exchange rate changes on cash	(2,952)	301
Net increase (decrease) in cash and cash equivalents	(314,478)	16,055
Cash and cash equivalents at beginning of period	441,364	80,120
Cash and cash equivalents at end of period	$126,886	$96,175
Supplemental disclosure of cash flow information:
Interest paid	212,592	234,862
Income taxes paid	10,242	2,556

CROWN CASTLE INTERNATIONAL CORP.
Summary Fact Sheet
(dollars in millions)

	Quarter Ended
	9/30/2012			12/31/2012			3/13/2013			6/30/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$507.2	$31.5	$538.8	$537.9	$32.4	$570.3	$581.3	$34.1	$615.4	$583.6	$33.3	$616.8
Services	78.3	4.3	82.6	98.0	5.8	103.8	117.9	6.8	124.6	113.1	5.0	118.1
Total Revenues	585.5	35.8	621.3	635.9	38.2	674.1	699.1	40.9	740.1	696.6	38.3	734.9

Operating Expenses
Site Rental	126.1	9.3	135.3	140.6	8.9	149.5	167.6	10.0	177.6	169.2	9.8	179.0
Services	46.6	3.4	50.0	63.5	4.4	67.9	71.8	5.5	77.4	66.0	4.2	70.2
Total Operating Expenses	172.7	12.7	185.3	204.1	13.3	217.4	239.4	15.5	255.0	235.3	13.9	249.2

General & Administrative	50.5	5.4	55.9	49.3	9.4	58.6	52.6	5.7	58.2	49.2	5.6	54.8

Add: Stock-Based Compensation	16.3	(0.1)	16.2	8.4	3.6	12.0	10.0	0.1	10.1	9.4	0.2	9.6
Add: Amortization of prepaid lease purchase price adjustments	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9
Adjusted EBITDA	$382.6	$17.6	$400.2	$394.8	$19.1	$413.9	$421.0	$19.8	$440.8	$425.5	$18.9	$444.4

	Quarter Ended
	9/30/2012			12/31/2012			3/31/2013			6/30/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	75%	71%	75%	74%	73%	74%	71%	71%	71%	71%	71%	71%
Services	40%	20%	39%	35%	24%	35%	39%	18%	38%	42%	17%	41%

Adjusted EBITDA	65%	49%	64%	62%	50%	61%	60%	48%	60%	61%	49%	60%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:
(dollars in millions)

	Quarter Ended
	9/30/2012	12/31/2012	3/31/2013	6/30/2013
Net income (loss)	$43.2	$(9.6)	$16.7	$53.4
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	1.6	7.3	3.7	3.1
Acquisition and integration costs	2.9	6.2	1.6	7.2
Depreciation, amortization and accretion	154.9	175.8	186.5	190.7
Amortization of prepaid lease purchase price adjustment	3.9	3.9	3.9	3.9
Interest expense, amortization of deferred financing costs	144.9	173.7	164.4	140.3
Gains (losses) on retirement of long-term obligations	—	117.4	35.9	0.6
Interest income	(0.3)	(3.5)	(0.3)	(0.3)
Other income (expense)	0.6	1.4	0.6	(0.5)
Benefit (provision) for income taxes	32.3	(70.6)	17.7	36.6
Stock-based compensation	16.2	12.0	10.1	9.6
Adjusted EBITDA	$400.2	$413.9	$440.8	$444.4

Note: Components may not sum to total due to rounding.

CCI Fact Sheet
(dollars in millions)

	Quarter Ended
	6/30/2012		6/30/2013		% Change
CCUSA
Site Rental Revenues	$487.8		$583.6		20%
Ending Towers (a)	22,661		29,855		32%

CCAL
Site Rental Revenues	$29.8		$33.3		12%
Ending Towers (a)	1,654		1,746		6%

Total CCIC
Site Rental Revenues	$517.6		$616.8		19%
Ending Towers (a)	24,315		31,601		30%

Ending Cash and Cash Equivalents	$96.2	*	$126.9	*
Total Face Value of Debt	$8,434.1		$10,780.6
Net Debt	$8,337.9		$10,653.7

Net Leverage Ratios:(b)
Net Debt / Adjusted EBITDA	5.5X		6.0X
Last Quarter Annualized Adjusted EBITDA	$1,514.1		$1,777.6

*Excludes Restricted Cash
(a) Exclusive of small cell networks
(b) Based on Face Values

Note: Components may not sum to total due to rounding.